Exhibit 10.1

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF LOUISIANA

LAFAYETTE DIVISION

UNITED STATES OF AMERICA	*	CRIMINAL NO. 16-CR-00292
*
VERSUS	*	DISTRICT JUDGE
*
OMEGA PROTEIN, INC.	*	MAGISTRATE JUDGE

PLEA AGREEMENT

A.	INTRODUCTION

This document contains the complete plea agreement between the Government and OMEGA PROTEIN, INC. (hereinafter referred to as "OMEGA"), the Defendant. No other agreement, understanding, promise, or condition exists, nor will any such agreement, understanding, promise or condition exist unless it is committed to writing in an amendment attached to this document and signed by the Defendant, an attorney for the Defendant, and an attorney for the Government. The terms of this plea agreement are only binding on the Defendant and the Government if the Court accepts the Defendant’s guilty plea. This plea agreement is entered into pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure.

B.     THE DEFENDANT’S OBLIGATIONS

1. OMEGA shall be represented by an authorized representative and by counsel and shall appear in open court and plead guilty to the two-count Bill of Information pending in this case.

2. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, OMEGA agrees to pay a total fine to the United States in the amount of $1,000,000 for all violations of Title 33, U.S.C. § 1319(c)(2)(A), and agrees to pay an additional amount of $200,000 in community service, for a total of $1,200,000. The parties agree that the $200,000 in community service should be paid to the Louisiana State Police, Emergency Service Unit, 7919 Independence Blvd., Baton Rouge, LA 70806. OMEGA recognizes and agrees that it will not seek to have payment of any monies for community service pursuant to this plea agreement treated as a tax-deductible donation; nor will OMEGA make any public statement classifying any payments as voluntary contributions; nor will OMEGA seek to gain any benefit in other claims or litigation. The parties agree that if the Court refuses to accept the plea agreement with this agreed-upon fine, the agreement will be null and void.

3. OMEGA further agrees to serve a period of probation of three (3) years from the date of execution of sentence. During the duration of the probationary period OMEGA agrees to fully comply with the provisions of its environmental and safety compliance plans, i.e., the FS&ECS and MS&ECS, copies of which are attached hereto and incorporated into the plea agreement, and OMEGA acknowledges and agrees that it will take every step necessary to adhere to and implement these plans.

C.	THE GOVERNMENT’S OBLIGATIONS

1.     If the Defendant completely fulfills all of its obligations under this plea agreement, the United States agrees it will not prosecute the Defendant for any other offense known to the United States Attorney's Office, based on the investigation which forms the basis of the pending Bill of Information, however, OMEGA understands and acknowledges that this Agreement (1) does not release from criminal liability any person not specifically covered by it; (2) does not apply to crimes committed in any other federal district; and (3) does not provide or promise any waiver of any civil or administrative actions, sanctions, or penalties that may apply, including, but not limited to, penalties, claims for damages to natural resources, suspension, debarment, listing, licensing, injunctive relief, or remedial action to comply with any applicable regulatory requirement.

2.     The Government also agrees to advise the Court that the Defendant has assisted authorities in the investigation or prosecution of its own misconduct by cooperating with the investigation, and timely notifying authorities of its intention to enter a plea of guilty, thereby permitting the Government to avoid preparing for trial and permitting the Government and the Court to allocate their resources efficiently.

D.	SENTENCING

OMEGA understands and agrees that:

1.     The maximum punishment on each count of the Bill of Information is the greatest of either a fine of up to $50,000 per day of violation, pursuant to 33 U.S.C. § 1319(c)(2), or a fine of not more than twice the pecuniary gain or loss from the offense may be imposed if such a fine would not unduly complicate or prolong the sentencing process, pursuant to 18 U.S.C. § 3571(d).

2.     OMEGA shall be required to pay a mandatory special assessment of $400 per count at the time of the guilty plea by means of a cashier’s check, bank official check, or money order payable to “Clerk, U.S. District Court”;

3.     The agreed-upon fine will be made due and payable five (5) business days after sentencing;

4.     The parties have agreed to waive the presentence investigation and to request that sentence be imposed immediately following the Rule 11 hearing; and,

5.     The parties agree that the agreed upon fine amount set forth above is appropriate under 18 U.S.C. § 3571(d).

6.     This case is Governed by the Sentencing Reform Act, as modified by United States v. Booker, 543 U.S. 220 (2005), and the Federal Sentencing Guidelines, except that the fine calculations for environmental offenses are not governed by USSG § 8C2.1.

E.	COOPERATION

1.     The Defendant, OMEGA, has provided significant cooperation and agrees to continue to cooperate fully and truthfully in this criminal investigation.

2.     At or before the time of sentencing, the United States will advise the Court of the details of all assistance provided by the Defendant, OMEGA, during the investigation.

F.	INDICTMENT

OMEGA understands and agrees that should this plea be overturned for any reason at a later date, an indictment may be presented to the grand jury without further notice from the United States.

G.	SIGNATURE OF ATTORNEY FOR THE DEFENDANT, THE DEFENDANT, AND THE ATTORNEY FOR THE GOVERNMENT

I have read this plea agreement and have discussed it fully with my client, OMEGA. It accurately and completely sets forth the entire plea agreement. I concur in OMEGA pleading guilty as set forth in this plea agreement.

Dated: December 15, 2016	/s/ Gregory F. Linsin
GREGORY F. LINSIN Counsel for Defendant

Dated: December 15, 2016	/s/ Dorothy Taylor
DOROTHY TAYLOR Counsel for Defendant

OMEGA has reviewed this plea agreement with its attorneys. OMEGA fully understands the plea agreement and accepts and agrees to it without reservation.

OMEGA affirms that absolutely no promises, agreements, understandings, or conditions have been made or entered into in connection with its decision to plead guilty except those set forth in this plea agreement.

OMEGA is satisfied with the legal services provided by its attorneys in connection with this plea agreement and the matters related to this case.

Dated: December 15, 2016	/s/ John D. Held
John D. Held, Vice President OMEGA PROTEIN, INC.

I accept and agree to this plea agreement on behalf of the United States of America.

STEPHANIE A. FINLEY United States Attorney

Dated: December 15, 2016	/s/ Robert C Abendroth
ROBERT C. ABENDROTH Assistant United States Attorney 800 Lafayette Street, Suite 2200 Lafayette, LA 70501